Exhibit 5

[Letterhead of Dilworth Paxson LLP]

DIRECT DIAL NUMBER:
(215) 575-7000

August 24, 2001

Manugistics Group, Inc.
2115 East Jefferson Street
Rockville, MD 20852

Re:	Second Amended and Restated 1998 Stock Option Plan of Manugistics Group, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

      As counsel for Manugistics Group, Inc., a Delaware corporation (the “Company”), we have been asked to render our opinion with respect to certain matters relating to the offer and sale of a total of up to 10,000,000 additional shares of the Company’s Common Stock, par value $.002 per share (the “Shares”), which may be issued pursuant to the Second Amended and Restated 1998 Stock Option Plan of Manugistics Group, Inc. (the “Plan”). The number of shares which may be purchased upon exercise of each option granted under the Plan is subject to adjustment from time to time as set forth in such option or the Plan.

      The Shares are the subject of a Registration Statement on Form S-8 (the “Registration Statement”) which the Company intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on or about August 24, 2001. (Said Registration Statement on Form S-8 is referred to hereinafter as the “Registration Statement.”)

      The Registration Statement incorporates by reference the contents of the Company’s Registration Statements on Form S-8 Nos. 333-62993 and 333-32172 relating to certain shares of Common Stock issued or issuable under the Plan. (These Registration Statements are referred to below as the “Incorporated Registration Statements.”) We understand that the Incorporated Registration Statements remain in full force and effect.

      In rendering this opinion, we have examined: (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, each as presently in effect; (ii) the various resolutions and related minutes of the Company’s Board of Directors respectively approving and adopting the Plan and amendments thereto

DILWORTH PAXSON LLP

To: Manugistics Group, Inc.	Page 2

and authorizing the issuance of the Shares pursuant to the Plan; (iii) the resolutions of the Company’s Board of Directors authorizing the preparation and filing of the Registration Statement; (iv) the Registration Statement (including the Incorporated Registration Statements); and (v) such certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed.

      In rendering the opinions expressed below, we have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures.

      Based upon and subject to the foregoing, we are of the opinion that the Shares, when duly issued in accordance with the respective terms of the Plan (including the terms and conditions of options granted thereunder), after the Registration Statement shall have become effective under the Act, will be legally issued, fully paid and nonassessable.

      We have made such investigation of the General Corporation Law of the State of Delaware as we have considered appropriate for the purpose of rendering the opinion expressed above. We are qualified to practice law in the Commonwealth of Pennsylvania; this opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this Firm in Item 5 of Part II of the Registration Statement.

Very truly yours,

/s/ Dilworth Paxson LLP

DILWORTH PAXSON LLP

cc:	Tim Smith, Senior Vice President, General Counsel and Secretary Manugistics Group, Inc.